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                                                                      EXHIBIT 99

       Security Dynamics Technologies, Inc. Adopts Stockholder Rights Plan

BEDFORD, Mass., July 20, 1999 -- Security Dynamics Technologies, Inc. (Nasdaq:
SDTI - news) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which common stock purchase rights will be distributed as a dividend at the rate of one Right for each share of the Company's Common Stock outstanding as of the close of business on July 30, 1999.

"The Rights Plan is designed to allow all Security Dynamics stockholders to realize the long-term value of their investment in the Company and to protect stockholders in the event of an unfair, coercive offer to acquire the Company," said Charles R. Stuckey, Jr., chairman of the board and chief executive officer of Security Dynamics.

According to Mr. Stuckey, the Board adopted the Rights Plan as a means of deterring possible coercive or unfair takeover tactics and to prevent a potential acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. "Coercive tactics can unfairly pressure stockholders and squeeze them out of their investment without giving them any real choice," said Mr. Stuckey. He added that the Company was not aware of any unsolicited offer or takeover attempt, and that over 3,500 public companies currently have similar Rights Plans in place.

Each Right will entitle Security Dynamics stockholders to purchase one share of Common Stock of the Company at an exercise price of $125.00. The Rights will be exercisable if another party acquires beneficial ownership of 15 per cent or more of Security Dynamics' Common Stock, or upon the commencement of a tender or exchange offer that, if consummated, would result in another party acquiring 15 per cent or more of Security Dynamics' Common Stock.

In the event of such an acquisition or similar event as described in the Rights Plan, each Right, except those owned by the acquiring party, will enable the holder of the Right to purchase that number of shares of Security Dynamics' Common Stock which equals the exercise price of the Right divided by one-half of the market price of such Common Stock.

In addition, if Security Dynamics is involved in a merger or other transaction with another company in which it is not the surviving corporation, or it sells or transfers 50 per cent or more of its assets or earning power to another company, each Right will entitle its holder to purchase that number of shares of common stock of the acquiring company which equals the exercise price of the Right divided by one-half of the market price of such company's common stock.

The Company will generally be entitled to redeem the Rights at $0.001 per Right at any time until the tenth business day following the later of a public announcement that an acquiring party has acquired 15% or more of the Company's Common Stock


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or the actual knowledge by an executive officer of the Company of such acquisition. Unless the Rights are redeemed or exchanged earlier, they will expire on July 20, 2009.

About Security Dynamics

Security Dynamics is a leading provider of enterprise network and data security solutions that help companies conduct business securely, protect corporate information assets and facilitate business-to-business electronic commerce. With more than 4.5 million users of its SecurID(R) authentication technology, Security Dynamics is the world leader in two-factor user identification and authentication. RSA Data Security, Inc., a wholly owned subsidiary of Security Dynamics, is a leading supplier of software components that secure electronic data, with more than 400 million copies of RSA encryption and authentication technologies installed worldwide. RSA technologies are part of existing and proposed standards for the Internet and World Wide Web, ISO, ITU-T, ANSI, IEEE, and business, financial, and electronic commerce networks around the globe. Security Dynamics and RSA can be found on the World Wide Web at www.securitydynamics.com and www.rsa.com, respectively.

NOTE: SecurID is a registered trademark of Security Dynamics Technologies, Inc.